Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:

Cary Grossman

Chief Financial Officer

713- 827-2104

cgrossman@gentium.it

Investor Relations Contacts:

U.S.

Lippert/Heilshorn & Assoc.

Kim Sutton Golodetz

Kgolodetz@lhai.com

Anne Marie Fields

afields@lhai.com

212-838-3777

Italy:

Burson-Marsteller

Luca Ricci Maccarini

luca_maccarini@it.bm.com

+39 02.721431

Gentium to Present at Rodman & Renshaw Techvest Seventh Annual Healthcare Conference

VILLA GUARDIA (COMO), Italy, Nov 07, 2005 (BUSINESS WIRE) — Gentium S.p.A. (AMEX:GNT) (the “Company”) announced today that Laura Ferro, M.D., Chairman and Chief Executive Officer of Gentium, will present a corporate update at the upcoming Rodman & Renshaw Techvest Seventh Annual Healthcare Conference. The presentation is scheduled for 11:15 a.m. (Eastern Time) on Wednesday, November 9, 2005. The event will be held from November 7-9, 2005 at the New York Palace Hotel in New York.

Individuals may listen to a live web cast of the presentation by logging on to the Investor Relations section of the Company’s web site at www.gentium.it a few minutes prior to the start time to download any necessary software. The presentation will be archived for a limited time. The Company’s updated investor presentation can also be viewed at the Investor Relations section of the Company’s web site.

The conference will feature presentations from more than 290 public and privately held emerging growth healthcare companies presenting data on an array of therapeutic topics including oncology, cardiovascular disease, central nervous system disorders, infectious diseases and medical device technology. Details regarding the conference can be obtained at www.rodmanandrenshaw.com.

About the Company

Gentium S.p.A. is a biopharmaceutical company located in Villa Guardia (Como), Italy that is focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs which are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. FDA to treat veno-occlusive disease (VOD) with multiple organ failure (“Severe VOD”) and Fast Track designation for the treatment of Severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

###